Exhibit 99.3

Zayo Group, LLC Closes $350 Million Senior Notes Offering and $1.65 Billion Term Loan Amendment

Boulder, Colo. – May 6, 2015 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO) and international provider of Bandwidth Infrastructure services, announced today that it has closed its previously announced offering of $350 million aggregate principal amount of its 6.375% Senior Notes due 2025 (the “2025 Senior Notes”) and completed the amendment of its Credit Agreement (the “Amended and Restated Credit Agreement”) pursuant to an Amendment and Restatement Agreement.

The Amended and Restated Credit Agreement reduces Zayo’s interest expense, extends the maturity of the term loan facility (the “Term Loan”) to 2021, aligns certain covenants with Zayo’s recently issued 6.00% Senior Notes due 2023, and adds additional covenant flexibility.

Zayo has applied the net proceeds from the offering to repay approximately $345 million of Term Loan borrowings.

The 2025 Senior Notes have not been registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Zayo’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect Zayo’s ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and Zayo’s overall business and financial performance can be found in Zayo’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 320 markets throughout the US and Europe. Zayo delivers a suite of dark fiber, mobile infrastructure, and cloud & connectivity services to wireline and wireless customers, datacenters, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 84,000 route mile network. The company also offers 45 carrier-neutral datacenter facilities across the US and France. Zayo was the first to offer bandwidth shopping and buying in under 2 minutes through Tranzact.